As filed with the Securities and Exchange Commission on June 17, 2011

Registration No. 333-101806

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 4 TO

REGISTRATION STATEMENT ON FORM S-8

UNDER

THE SECURITIES ACT OF 1933

STARBUCKS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1325671
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2401 Utah Avenue South

Seattle, Washington 98134

(Address of principal executive offices, including zip code)

STARBUCKS CORPORATION

1991 COMPANY-WIDE STOCK OPTION PLAN

PAULA E. BOGGS

(executive vice president, general counsel and secretary)

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

(206) 318-5230

(Name, address and telephone number, including area code, of agent for service)

Copy to:

KRISTY HARLAN

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104

(206) 623-7580

EXPLANATORY STATEMENT	1
SIGNATURES	2

EXPLANATORY STATEMENT

Starbucks Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 4 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 12, 2002, File No. 333-101806 (the “2002 Form S-8”), with respect to shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Starbucks Corporation 1991 Company-Wide Stock Option Plan (the “1991 Plan”). A total of 24,000,000 shares of Common Stock (as adjusted to reflect the two-for-one stock split effected by the Registrant on October 21, 2005) were initially registered for issuance under the 2002 Form S-8.

On February 9, 2005, the shareholders of the Registrant approved the Starbucks Corporation 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), which replaces the Registrant’s former stock option plans, including the 1991 Plan. No future awards will be made under the 1991 Plan. According to the terms of the 2005 Plan, any shares subject to outstanding awards under the Registrant’s former stock option plans, including the 1991 Plan, that have expired or been cancelled or forfeited after February 9, 2005 are available for issuance under the 2005 Plan.

As of June 3, 2011, the total number of shares of Common Stock subject to awards that have expired or been cancelled or forfeited under the 1991 Plan since February 9, 2005, and not yet registered under the 2005 Plan, is 64,770 (the “Carryover Shares”). Those 64,770 shares are hereby deregistered. The 2002 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 4 to Registration Statement on Form S-8, the Registrant is filing a Registration Statement on Form S-8 to register certain shares of Common Stock that have become available for offer or sale pursuant to the 2005 Plan since February 9, 2005, including but not limited to the Carryover Shares.

There may be additional shares of Common Stock registered in connection with the 1991 Plan that are represented by awards under the 1991 Plan that, after February 9, 2005, expire or are cancelled or forfeited without delivery of shares, or otherwise result in the return of shares to the Registrant. The Registrant intends to periodically file additional post effective amendments to the 2002 Form S-8, and additional Registration Statements on Form S-8 carrying forward such shares for issuance in connection with the 2005 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 4 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 17th day of June, 2011.

STARBUCKS CORPORATION

/s/ Howard Schultz
By:	Howard Schultz
chairman, president and chief executive officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Howard Schultz and Troy Alstead, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to the Registrant’s Registration Statement on Form S-8 (File No. 333-101806).

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 Registration Statement has been signed by the following persons in the capacities indicated below, which includes a majority of the board of directors, on this 17th day of June, 2011.

Signature	Title

/s/ Howard Schultz	chairman, president and chief executive officer (principal executive officer)
Howard Schultz

/s/ Troy Alstead	chief financial officer and chief administrative officer (principal financial and accounting officer)
Troy Alstead

/s/ William W. Bradley	director
William W. Bradley

/s/ Mellody Hobson	director
Mellody Hobson

/s/ Kevin R. Johnson	director
Kevin R. Johnson

/s/ Olden Lee	director
Olden Lee

/s/ Joshua Cooper Ramo	director
Joshua Cooper Ramo

/s/ Sheryl Sandberg	director
Sheryl Sandberg

Signature	Title

/s/ James G. Shennan, Jr.	director
James G. Shennan, Jr.

/s/ Javier G. Teruel	director
Javier G. Teruel

/s/ Myron E. Ullman, III	director
Myron E. Ullman, III

/s/ Craig E. Weatherup	director
Craig E. Weatherup

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